AGREEMENT AND PLAN OF MERGER

Dated as of June 22, 2007

by and among

SENTINEL OMAHA LLC,

SENTINEL WHITE PLAINS LLC

and

AMERICA FIRST APARTMENT INVESTORS, INC.

INDEX OF DEFINED TERMS

Acquisition Proposal	23
Act	1
Agreement	1
Alternative Transaction	30
business day	34
Closing	2
Closing Date	2
Code	1
Common Stock Price	1
Company	1
Company Certificates	4
Company Common Stock	1
Company Disclosure Schedule	6
Company Excess Stock	7
Company Financial Advisor	17
Company Financial Statements	9
Company Lease	15
Company Leases	15
Company Material Adverse Effect	6
Company Permits	11
Company Plan	13
Company Properties	14
Company Property	14
Company Regulatory Approvals	8
Company Representatives	23
Company SEC Report	9
Company Shareholders’ Approval	8
Company Subsidiary	4
Confidentiality Agreement	23
Delaware Filing	2
Effective Time	2
Environmental Claim	16
Environmental Law	16
ERISA	13
ERISA Affiliate	13
Escrow Agreement	1
Exchange Act	8
GAAP	9
Governmental Authority	8
Hazardous Materials	16
Licensed Intellectual Property Rights	17
Lien	8
Maryland Courts	35
Merger	1
Merger Filing	2
MGCL	1
Option	5
Owned Intellectual Property Rights	17
Parent	1
Parent Expenses	31
Parent Representatives	22
Paying Agent	4
Pension Plan	13
person	34
Proxy Statement	8
Qualifying Income	31
Recommendation	22
REIT	2,12
Release	16
Requested Transaction	2
SDAT	2
SEC	6
Securities Act	9
Stockholders Meeting	10
Subsidiary	1
Superior Proposal	23
Surviving Entity	2
Termination Date	29
Termination Fee	30
to the knowledge of the Company	10

Welfare Plan 13

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 22, 2007 (this “Agreement”), is made and entered into by and among Sentinel Omaha LLC, a Delaware limited liability company (“Parent”), Sentinel White Plains LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Subsidiary”), and America First Apartment Investors, Inc., a Maryland corporation (the “Company”).

BACKGROUND

WHEREAS, Parent, Subsidiary and the Company wish to provide for a merger of the Company with and into Subsidiary (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the "Act”), whereby all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time, other than the shares of Company Common Stock owned directly or indirectly by Parent, Subsidiary or the Company, will be converted into the right to receive $25.30 per share in cash (the “Common Stock Price”);

WHEREAS, the Board of Directors of the Company has adopted resolutions declaring that the Merger is advisable on substantially the terms and conditions set forth herein and directing that the Merger be submitted for consideration at a meeting of its stockholders;

WHEREAS, the Managers of each of Parent and Subsidiary have approved this Agreement, and Parent, the sole member of Subsidiary, has approved the Merger, in each case in accordance with the Act;

WHEREAS, the parties intend that for federal income tax purposes (and, where applicable, state and local income tax purposes), the Merger shall be treated as a taxable sale by the Company of all of the Company’s assets to Subsidiary in exchange for the Common Stock Price, followed by a distribution of such Common Stock Price to the holders of Company Common Stock in a complete liquidation of the Company pursuant to Sections 331 and 562 of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is hereby adopted as, and shall constitute, a “plan of liquidation” of the Company within the meaning of Section 562 of the Code;

WHEREAS, simultaneously with the execution of this Agreement, Parent has entered into an Escrow Agreement, dated as of the date of this Agreement (the “Escrow Agreement”), with the Company setting forth certain terms and conditions with respect to the liquidated damages amount contemplated by Section 8.2(f); and

WHEREAS, Parent, Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with this Agreement, the MGCL and the Act, the Company shall be merged with and into Subsidiary. At the Effective Time, the separate existence of the Company shall cease and Subsidiary shall continue as the surviving entity in the Merger (the “Surviving Entity”).

SECTION 1.2. Effective Time of the Merger. Simultaneously with or as soon as practicable following the Closing, (i) Parent and the Company shall cause duly executed articles of merger to be filed with and accepted for record by the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with Section 3-107 of the MGCL (the “Merger Filing”), and (ii) Subsidiary shall file a certificate of merger with the Secretary of State of the State of Delaware in accordance with Section 18-209 of the Act (the “Delaware Filing”). The Merger shall become effective upon such time as the Merger Filing has been accepted for record by the SDAT, or such later time as the parties hereto have agreed upon and designated in such filing in accordance with the MGCL as the effective time of the Merger, but not to exceed 30 days after the Merger Filing is accepted for record by the SDAT (the “Effective Time”).

SECTION 1.3. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the MGCL, including Section 3-114, and the Act, including Section 18-209(g). Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided in this Agreement, all the property, rights, privileges, powers and franchises, and all and every other interest of Subsidiary and the Company, shall vest in the Surviving Entity, and all debts, liabilities and duties of Subsidiary and the Company shall become the debts, liabilities and duties of the Surviving Entity.

SECTION 1.4. Closing. Subject to the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth in this Agreement, a closing to effectuate the consummation of the Merger (the “Closing”) shall take place at 10:00 a.m. local time on the third business day following the satisfaction or waiver of all the conditions set forth in Article VII (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York, or at such other time or place as Parent and the Company may agree. The date on which the Closing occurs is sometimes referred to in this Agreement as the “Closing Date.”

SECTION 1.5. Other Transactions. Parent shall have the option, in its sole discretion and without requiring the further consent of the Company or any Company Subsidiary, or any of their board of directors (or equivalent bodies), owners, partners or shareholders, upon reasonable notice to the Company, to request that the Company, prior to the Closing, and upon such request the Company shall, convert or cause the conversion of one or more Company Subsidiaries that are organized as corporations into limited liability companies (or other entities), on the basis of organizational documents as reasonably requested by Parent (each, a “Requested Transaction”); provided, however, that (i) none of the Requested Transactions shall delay or prevent the completion of the Merger, (ii) the Requested Transactions shall be implemented as close as possible to the Effective Time (but after all conditions to Closing set forth in Article VII (other than conditions that, by their nature, are to be satisfied at the Closing) have been satisfied or waived), (iii) neither the Company nor any Company Subsidiary shall be required to take any action in contravention of any laws, (iv) the consummation of any such Requested Transactions shall be contingent upon the receipt by the Company of a written notice from Parent confirming that all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (or, with respect to Section 7.2, at the option of Parent, waived) and that Parent and Subsidiary are prepared to proceed immediately with the Closing (it being understood that in any event the Requested Transactions will occur prior to the Closing), (v) the Requested Transactions (or the inability to complete the Requested Transactions) shall not affect or modify the obligations of Parent and Subsidiary under this Agreement, (vi) neither the Company nor any Company Subsidiary shall be required to take any such action that could adversely affect the qualification of the Company as a “real estate investment trust” (a “REIT”) within the meaning of Section 856 of the Code, (vii) neither the Company nor any Company Subsidiary shall be required to take any such action that could reasonably be expected to result in any Taxes being imposed on, or any adverse Tax consequences to, any stockholder of the Company incrementally greater than the Taxes or other adverse Tax consequences to such stockholders in connection with the consummation of this Agreement in the absence of such action taken pursuant to this Section 1.5 unless such stockholders are fully and unconditionally indemnified by Parent and Subsidiary for such incremental Taxes and (viii) the Requested Transactions shall not result in a reduction of the Common Stock Price. Promptly following request by the Company, Parent shall advance to the Company all reasonable out-of-pocket costs to be incurred by the Company or any Company Subsidiary or, promptly following request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any Company Subsidiary in connection with any reasonable actions taken by the Company or any Company Subsidiary in accordance with this Section 1.5. Parent and Subsidiary, on a joint and several basis, hereby agree to indemnify and hold harmless the Company, each Company Subsidiary and each of their respective directors, officers, employees, affiliates, agents and other representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with or as a result of taking such actions.

ARTICLE II

THE SURVIVING ENTITY

SECTION 2.1. Certificate of Formation. The certificate of formation of Subsidiary as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Entity after the Effective Time until thereafter amended in accordance with applicable law.

SECTION 2.2. Operating Agreement. The operating agreement of Subsidiary as in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Entity after the Effective Time until thereafter amended in accordance with its terms and applicable law.

SECTION 2.3. Managers. The managers of Subsidiary immediately prior to the Effective Time shall be the managers of the Surviving Entity from and after the Effective Time and shall serve in accordance with the certificate of formation and operating agreement of the Surviving Entity until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 2.4. Officers. The officers of the Surviving Entity shall be appointed by the managers of the Surviving Entity, effective immediately from and after the Effective Time and shall serve in accordance with the certificate of formation and operating agreement of the Surviving Entity until their respective successors are duly elected or appointed and qualify or until their earlier death, resignation or removal.

ARTICLE III

EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT

CORPORATIONS; SURRENDER OF CERTIFICATES

SECTION 3.1. Conversion of Company Common Stock in the Merger. At the Effective Time, by virtue of the Merger and without any further action on the part of any holder of any stock of Parent, Subsidiary or the Company:

(a) each previously-issued share of Company Common Stock that remains outstanding immediately prior to the Effective Time, other than any shares required to be canceled pursuant to Section 3.1(b), automatically shall be converted into the right to receive the Common Stock Price, payable to the holder thereof, in each case without interest, and all such shares of Company Common Stock, when so converted, no longer shall be outstanding and automatically shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Common Stock Price per share therefor, without interest, upon the surrender of such certificate in accordance with Section 3.3; and

(b) each share of Company Common Stock of the Company, if any, owned of record or beneficially, directly or indirectly, by Parent or Subsidiary or held by any Company Subsidiary immediately prior to the Effective Time (other than shares held in a fiduciary capacity) automatically shall be canceled and retired and shall cease to exist and no cash or other consideration shall be delivered or deliverable in exchange therefor. As used in this Agreement, a "Company Subsidiary” means any corporation, partnership, limited liability company, joint venture or other legal entity of which the Company (either directly or through or together with one or more of the Company Subsidiaries) owns more than 50% of the stock, voting securities or ownership or equity interest.

SECTION 3.2. Subsidiary Units. Each issued and outstanding common unit of Subsidiary that is issued and outstanding immediately prior to the Effective Time shall continue to be one issued and outstanding common unit, of the Surviving Entity.

SECTION 3.3. Surrender and Exchange of Certificates.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”), and at or prior to the Effective Time Parent shall deposit with the Paying Agent cash in an amount equal to the aggregate amounts payable under Sections 3.1(a) and 3.6 (such amount to include the funds previously subject to the Escrow Agreement, which shall be released to the Paying Agent at the Effective Time). The funds so deposited with the Paying Agent shall be held by the Paying Agent and applied by it in accordance with this Section 3.3 and Section 3.6.

(b) Not later than the first business day following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Company Certificates”), whose shares were converted into the right to receive the Common Stock Price pursuant to Section 3.1(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent reasonably may specify), and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Common Stock Price. Upon delivery to the Paying Agent of a Company Certificate, a duly executed letter of transmittal and such other documents specified in the instructions for use referred to above as the Paying Agent reasonably shall require, the holder of such Company Certificates shall be entitled promptly to receive in exchange therefor the Common Stock Price for each share of Company Common Stock formerly represented thereby, in accordance with Section 3.1(a), and the Company Certificates so surrendered shall be canceled. If a transfer of ownership of shares of Company Common Stock has occurred but has not been registered in the transfer records of the Company, a check representing the aggregate Common Stock Price applicable to those shares may be issued to the transferee if the Company Certificate representing such shares of Company Common Stock is presented to the Paying Agent accompanied by all documents and endorsements required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as provided in this Section 3.3, each Company Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Common Stock Price for each share of Company Common Stock represented thereby. No interest will be paid or accrue on any amounts payable upon surrender of any Company Certificate.

(c) Promptly following the date that is one year after the Effective Time, the Paying Agent shall deliver to Parent all cash and any documents in its possession relating to the transactions described in this Agreement, and the Paying Agent’s duties shall terminate. Thereafter, each holder of a Company Certificate may surrender such Company Certificate to the Surviving Entity or Parent and (subject to applicable abandoned property, escheat or other similar laws) receive in exchange therefor the Common Stock Price, payable upon due surrender of the Company Certificate without any interest thereon. Notwithstanding the foregoing, none of the Paying Agent, Parent, Subsidiary, the Company or the Surviving Entity shall be liable to a holder of shares of Company Common Stock for any amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or other similar laws.

(d) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate the Common Stock Price deliverable in respect thereof determined in accordance with this Article III; provided, however, that Parent or the Paying Agent may, in its discretion, require the delivery of a reasonable indemnity or bond against any claim that may be made against the Surviving Entity with respect to such Company Certificate or ownership thereof.

SECTION 3.4. Tax Withholding. Each of Parent and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock or of Options such amounts as Parent or the Surviving Entity is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Surviving Entity, such withheld amounts (i) shall be remitted by Parent or Surviving Entity, as applicable, to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock or Options in respect of which such deduction and withholding was made by Parent or the Surviving Entity.

SECTION 3.5. Closing of the Company’s Transfer Books. At and after the Effective Time, holders of Company Certificates shall cease to have any rights as stockholders of the Company, and the Company Share Certificates shall represent solely the right to receive the Common Stock Price pursuant to Section 3.1(a), without interest. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Company Certificates formerly representing shares of Company Common Stock are presented to the Surviving Entity, they shall be canceled and exchanged for the Common Stock Price in accordance with this Article III.

SECTION 3.6. Options.

(a) As of the Effective Time, each option, warrant or other similar right to acquire shares of Company Common Stock (each an “Option”) that then remains outstanding and originally was granted under any Company Plan, whether or not then vested or exercisable, automatically shall be terminated at the Effective Time and converted into the right of the holder thereof to receive thereupon in full satisfaction of such Option as of the Effective Time, an amount in cash (net of any applicable withholding taxes) equal to the product of (x) the excess, if any, of the Common Stock Price over the applicable exercise price of such Option and (y) the number (determined without reference to vesting requirements or other limitations on exercisability) of shares of Company Common Stock issuable upon exercise of such Option.

(b) Prior to the Effective Time, the Company will obtain all consents and make all amendments, if any, to the terms of the Company Plans and each outstanding award agreement issued pursuant to the Company Plans, as applicable, that are necessary to give effect to the provisions of this Section 3.6. Parent shall direct the Paying Agent to make the payments required under this Section 3.6 at or as promptly as practicable following the Effective Time.

SECTION 3.7. No Right to Fair Value. No dissenters’, appraisal or other similar rights shall be available with respect to the Merger or any other transaction contemplated hereby so long as the provisions of Section 3-202(c)(1) of the MGCL are applicable.

SECTION 3.8. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of the Company or Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Subsidiary that, except as set forth in the Company SEC Reports or in the disclosure schedule delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), and except as otherwise expressly contemplated by this Agreement:

SECTION 4.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to own, lease or otherwise hold its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to transact business and is in good standing (with respect to jurisdictions that recognize the concept) in each jurisdiction in which the properties owned, licensed, used, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Company Material Adverse Effect. As used in this Agreement, a “Company Material Adverse Effect” means any event, circumstance, change or effect that has a material adverse effect on the business, assets or financial condition of the Company and its subsidiaries, taken as a whole, other than effects due to (i) general economic, market or political conditions, (ii) matters generally affecting the industries or market sectors in which the Company operates, (iii) the announcement or expectation of the transactions contemplated by this Agreement (including any impact on relationships with tenants or employees), (iv) any of the requirements or limitations imposed on the Company pursuant to this Agreement, (v) changes in law, (vi) changes in accounting principles, (vii) acts of war or terrorism, (viii) fluctuations in the share price of the Company Common Stock, (ix) earthquakes, hurricanes or other natural disasters or acts of God or (x) damage or destruction of any real property. The Company has made available to Parent and Subsidiary or filed with the Securities and Exchange Commission (the “SEC”) complete and correct copies of the charter and bylaws of the Company as in effect on the date of this Agreement.

SECTION 4.2. Capitalization.

(a) The authorized stock of the Company consists solely of 375,000,000 shares of Company Common Stock and 125,000,000 shares of Excess Stock, par value $0.01 per share (“Company Excess Stock”). As of the close of business on June 22, 2007, (i) 11,046,111 shares of Company Common Stock were issued and outstanding, all of which were duly and validly issued and are fully paid, nonassessable and free of preemptive rights arising under the MGCL or the charter and bylaws of the Company and (ii) no shares of Company Excess Stock were issued and outstanding.

(b) Section 4.2(b) of the Company Disclosure Schedule contains a complete and correct list setting forth, as of June 22, 2007, the number of Options outstanding, the weighted average exercise price for all such outstanding Options and the aggregate number of Options outstanding at each exercise price.

(c) No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders of the Company may vote, are authorized, issued or outstanding.

(d) Except for the Options, there are no outstanding subscriptions, options, calls, contracts, scrip, commitments, understandings, restrictions, arrangements, rights, warrants, stock appreciation or other rights (contingent or other), including phantom stock rights or preemptive rights, or rights of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any Company Subsidiary to issue, deliver or sell, redeem or repurchase, or cause to be issued, delivered or sold or repurchased, additional shares of the stock of or interests in the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement or commitment and there is no commitment of the Company or any Company Subsidiary to distribute to holders of any class of its stock, any dividends, distributions, evidences of indebtedness or assets. There are no voting trusts, proxies or other agreements or understandings to which the Company or any Company Subsidiary is a party or is bound with respect to the voting of any shares of stock of the Company and no shares of stock of the Company are subject to transfer restrictions imposed by or with the knowledge, consent or approval of the Company, or other similar arrangements imposed by or with the knowledge, consent or approval of the Company, except for restrictions on transfer imposed by the Securities Act and state securities laws. The Company Common Stock constitutes the only class of equity securities of Company or its subsidiaries registered or required to be registered under the Exchange Act.

SECTION 4.3. Ownership Interests in Other Entities. The only Company Subsidiaries are those listed in Section 4.3 of the Company Disclosure Schedule. Except for shares of, or ownership interests in, the Company Subsidiaries, the Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding stock or securities convertible into or exchangeable or exercisable for stock of any other corporation or (ii) any equity interest in any limited or unlimited liability company, partnership, joint venture or other business enterprise. Each Company Subsidiary is a corporation, partnership, limited liability company or similar business entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept) under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate, partnership or limited liability company power and authority to own, lease and otherwise hold its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect. All of the issued and outstanding shares of stock of or other ownership interests in, each Company Subsidiary are validly issued, fully paid, nonassessable and free of preemptive or similar rights and are owned directly or indirectly by the Company free and clear of any Liens.

SECTION 4.4. Authority; Non-Contravention; Approvals.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement or, except for the approval of the Merger by the stockholders of the Company by the affirmative vote of holders of a majority of all the votes entitled to be cast on the matter, in accordance with the requirements of the MGCL (the “Company Stockholders’ Approval”), the consummation by the Company of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights or by a court’s application of general equitable principles.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default under, or result in a right of termination or acceleration under, or result in the creation of any lien, claim, mortgage, charge, security interest, right of first refusal or other encumbrance or third party claim (any of the foregoing, a “Lien”) upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) subject to receipt of the Company Stockholders’ Approval, the Company’s charter or bylaws; (ii) the organizational documents of any Company Subsidiary; (iii) subject to receipt of the Company Regulatory Approvals and the Company Stockholders’ Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (iv) any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any Company Subsidiary is now a party or by which the Company or any Company Subsidiary or any of their respective properties or assets may be bound or affected other than (in the case of clauses (ii), (iii) and (iv) above) any such violation, conflict, breach, default, termination, acceleration or creation of Liens as would not reasonably be expected, to have a Company Material Adverse Effect.

(c) Except for (i) the filing with the SEC of a proxy statement (as amended and supplemented, the “Proxy Statement”) and related proxy materials to be used in soliciting the Company Stockholders’ Approval and the filing of such other reports under and such other compliance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder as may be required in respect of this Agreement and the transactions contemplated hereby, (ii) the Merger Filing and (iii) compliance with the rules and regulations of the NASDAQ Global Market (the filings and approvals referred to in clauses (i) through (iii) are sometimes collectively referred to in this Agreement as the “Company Regulatory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any federal, state, local, municipal or foreign government, whether national, regional or local, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority (any of the foregoing, a "Governmental Authority”) is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents, orders or approvals as, if not made or obtained, as the case may be, would not reasonably be expected to have a Company Material Adverse Effect.

(d) No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar statute or regulation restricts, or at the Effective Time will restrict, the Merger or the other transactions contemplated by this Agreement.

(e) The Board of Directors of the Company has (i) declared the Merger advisable on substantially the terms set forth herein, (ii) directed that the Merger be submitted for consideration at a meeting of the stockholders of the Company and (iii) resolved to recommend that the Company’s stockholders approve the Merger.

SECTION 4.5. SEC Reports and Financial Statements.

(a) The Company previously has made available to Parent (for this purpose, filings that are publicly available on the SEC’s EDGAR system are deemed to have been made available) each registration statement, report, proxy statement or information statement, including all amendments and supplements (each a “Company SEC Report”) filed by the Company since January 1, 2005 pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act. Since December 31, 2005, the Company has filed with the SEC all Company SEC Reports required to be so filed under the Exchange Act, and each such Company SEC Report complied in all material respects, when filed, with all applicable requirements of the Exchange Act (including the applicable rules and regulations thereunder). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required, under the Exchange Act or by contract, to make periodic filings with the SEC.

(b) The audited and unaudited financial statements of the Company included in the Company SEC Reports (the “Company Financial Statements”) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior periods (except as may be indicated therein or in the notes thereto, or as may be permitted by the rules and regulations applicable to quarterly reports on Form 10-Q) and fairly present in all material respects the financial position and results of operations of the Company and its consolidated Company Subsidiaries at the dates and for the periods indicated (subject, in the case of unaudited interim Company Financial Statements, to normal year-end adjustments and the absence of certain footnote disclosures). The principal executive officer of the Company and the principal financial officer of the Company have made the certifications required by Sections 302 and 906 of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated by the SEC thereunder with respect to each Company SEC Report subject to that requirement.

(c) The Company maintains disclosure controls and procedures in accordance with Rule 13a-15 under the Exchange Act. Those controls and procedures are effective to ensure that all material information concerning the Company and the Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC. Since January 1, 2004, the Company has not received notice from the SEC that any of its accounting policies or practices are the subject of any review, investigation or challenge except for comments furnished by the staff of the SEC in respect of Company SEC Reports that have been addressed or withdrawn.

(d) As of the date of this Agreement, except as set forth in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of Company Subsidiary is a party to or bound by any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC).

SECTION 4.6. Absence of Undisclosed Liabilities. Except as disclosed in the Company Financial Statements, the Company and the Company Subsidiaries did not have at December 31, 2006, nor to the knowledge of the Company has it or any Company Subsidiary incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies which (i) were incurred in the ordinary course of business, (ii) would not reasonably be expected to have a Company Material Adverse Effect or (iii) have been discharged or paid in full or will have been discharged or paid in full prior to the Effective Time. Since December 31, 2004, neither the Company nor any Company Subsidiary has been a party to any asset securitization transaction or “off-balance sheet arrangement” (as defined in Rule 303 of Regulation S-K promulgated under the Exchange Act). As used in this Agreement, "to the knowledge of the Company” means to the actual knowledge of the persons named in Section 4.6 of the Company Disclosure Schedule.

SECTION 4.7. Absence of Certain Changes or Events. Since the date of the most recent balance sheet included in the Company Financial Statements through the date of this Agreement, and except as disclosed in any Company SEC Report filed before the date of this Agreement, (a) neither the Company nor any Company Subsidiary has suffered or experienced any change, event or development that has had a Company Material Adverse Effect; (b) the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice; and (c) there has not occurred (i) any declaration, setting aside or payment of any dividend, or other distribution in cash, stock or property in respect of the stock of the Company (other than regular quarterly dividends), or any repurchase, redemption or other acquisition by the Company of any outstanding shares of stock or other securities of, or other ownership interests in, the Company; (ii) any split, combination, subdivision or reclassification of any of the Company’s stock or issuance or authorization of issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its stock, except as expressly contemplated by this Agreement; (iii) any amendment of any term of any outstanding security of the Company; or (iv) any change by the Company in financial accounting principles, practices or methods, except as required by GAAP or by a change of law, statute, rule or regulation.

SECTION 4.8. Litigation. As of the date of this Agreement, (i) there are no claims, suits, actions, arbitrations, mediations, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any of its or their respective properties or assets or any director, officer or employee of the Company or any Company Subsidiary or other person, in each case for whom the Company or any Company Subsidiary may be liable that reasonably would be expected to have a Company Material Adverse Effect or materially adversely affect the Company’s ability to perform its obligations under this Agreement and (ii) the Company is not subject to any judgment, decree, injunction, rule, order or award of any Governmental Authority or arbitrator that prohibits or would reasonably be expected to delay the consummation of the Merger.

SECTION 4.9. Information Supplied. The definitive Proxy Statement will not, on the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading and will not, at the time of the meeting of the Company’s stockholders to which the Proxy Statement relates (the “Stockholders Meeting”), omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting that shall have become false or misleading in any material respect. The definitive Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information that may be supplied by or on behalf of Parent or Subsidiary and included in the Proxy Statement.

SECTION 4.10. Compliance with Laws; Permits. The Company is not in violation of, nor since December 31, 2005 has it received any written notice of violation of, any applicable law, statute, order, rule, regulation, ordinance or judgment of any Governmental Authority, except for violations that would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals necessary to conduct their businesses as presently conducted and to own their assets and properties (collectively, the “Company Permits”), except for such permits, licenses, franchises, variances, exemptions, orders, authorizations, certificates, consents and approvals the absence of which would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries are not in violation of the terms of any Company Permit, except for such violations as would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.11. Compliance with Agreements. The Company and the Company Subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred that, with or without lapse of time, notice or action by a third party, would result in a default on the part of the Company or any Company Subsidiary under (i) the Company’s charter or bylaws, (ii) the comparable organizational instruments of any Company Subsidiary or (iii) any contract, commitment, agreement, indenture, mortgage, hypothecation, loan agreement or credit agreement, note, lease, bond, license, deed of trust, approval or other instrument to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound or to which any of their properties or assets are subject, other than, in the case of clauses (ii) and (iii), such breaches, violations and defaults as would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.12. Taxes.

(a) As used in this Agreement, (i) “Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, windfall profits, environmental (including taxes under Code Section 59A), franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, rollback, registration, value added, alternative or ad-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not or additional amount imposed by any Governmental Authority or any obligation to pay Taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation and (ii) "Tax Return” shall mean any return, declaration, report, claim for refund, or information return, or similar statement relating to Taxes, including any amendment thereof.

(b) Each of the Company and the Company Subsidiaries (i) has timely filed (or had filed on its behalf) all material Tax Returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority) and all such Tax Returns and reports are true, correct and complete in all material respects, and (ii) has paid (or had paid on its behalf) within the time and manner prescribed by law, all material Taxes. The most recent Company Financial Statements contained in the Company SEC Reports reflect an adequate reserve for all material Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. True, correct and complete copies of all material federal and state Tax Returns for the Company and the Company Subsidiaries requested by Parent or its representatives have been delivered or made available to representatives of Parent. Neither the Company nor any Company Subsidiary has received notice that any audits or unpaid deficiencies for any material Taxes have been proposed, asserted or assessed against the Company or any of the Company Subsidiaries or with respect to their properties, including claims by any Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is, or may be, subject to taxation by that jurisdiction. No requests for waivers of any statute of limitations in respect of Taxes have been made and no extensions of the time to assess or collect any such Tax are pending and no such waiver remains in effect. There are no liens for any material Taxes upon the assets of the Company or any Company Subsidiary except for statutory liens for Taxes not yet due. Neither the Company nor any of the Company Subsidiaries is a party to or subject of any audit, examination, action or proceedings by any Governmental Authority for assessment or collection of any material Tax, to the knowledge of Company no audit, examination, action or proceeding in respect of any material Taxes involving the Company or any Company Subsidiary is being considered by any Tax authority, and no claim for assessment or collection of any material Tax has been assessed against the Company or any Company Subsidiary.

(c) The Company and each of the Company Subsidiaries have withheld and paid within the time and manner prescribed by law all material Taxes required to have been withheld and/or paid in connection with amounts paid or owing the any employee, former employee, independent contractor, creditor, stockholder, or other third party.

(d) Neither the Company nor any of the Company Subsidiaries has requested, received or is subject to any written ruling of a Governmental Authority related to Taxes or has entered into any written and legally binding agreement with a Governmental Authority relating to Taxes.

(e) Neither the Company nor any of the Company Subsidiaries has made any payments, are obligated to make any payments, or are parties to an agreement that could obligate them to make any payments that will not be deductible under Code Sections 162(m) or 280G.

(f) The Company has incurred no liability for any material Taxes under Code Sections 1374, 857(b), 860(c) or 4981, IRS Notice 88-19, Treasury Regulation Section 1.337(d)-5, Treasury Regulation Section 1.337(d)-6 or 1.337(d)-7 (or any provision of similar effect) including, without limitation, any Tax arising from a prohibited transaction described in Code Section 857(b)(6). To the knowledge of the Company, no event has occurred, and no condition or circumstance exists which presents a risk that any material Tax described in the preceding sentence will be imposed on the Company or any Company Subsidiary. No asset or portion thereof held directly or indirectly by the Company is subject to the “built in gains tax” under Code Section 1374 pursuant to Treasury Regulation Section 1.337(d)-7 or any applicable predecessor guidance or regulation.

(g) Neither the Company nor any of the Company Subsidiaries (i) is a party to or is otherwise subject to any Tax allocation, indemnity or sharing agreement or (ii) has any liability for the Taxes of another person (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (2) as a transferee or successor or (3) under law, by contract or otherwise. Neither the Company nor any Company Subsidiary is subject to any adjustment under Section 481 of the Code.

(h) The Company, (i) for all taxable years commencing with the Company’s taxable year ended December 31, 2003 through December 31, 2006 has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years and (ii) has been owned and operated since December 31, 2006 and will continue to be owned and to operate in a manner that will permit it to qualify as a REIT for the taxable year of the Company that will end upon the Effective Time independent of (and without compliance with or reliance upon) any procedure for payment of a deficiency or other post-Closing dividend. No challenge to the Company’s qualification as a REIT is pending or has been threatened in writing. No Company Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(l) of the Code. Each Company Subsidiary that is a partnership, joint venture, or limited liability company has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation. Section 4.2 of the Company Disclosure Schedule lists all the Company Subsidiaries which are (i) “taxable REIT subsidiaries” within the meaning of Code Section 856(l) or (ii) “qualified REIT subsidiaries” within the meaning of Code Section 856(i).

(i) Neither the Company nor any Company Subsidiary has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355. Neither the Company nor any of the Company Subsidiaries has disposed of any property in a transaction intended to qualify for tax deferred treatment under Code Section 1031 or 1033 in which the Company or any Company Subsidiary, as the case may be, has yet to acquire a replacement property or has not otherwise completed such exchange. The Company does not have any earnings and profits attributable to it or any other corporation in any non-REIT year within the meaning of Code Section 857. Neither the Company nor any Company Subsidiary is or has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

SECTION 4.13. Employee Benefit Plans; ERISA.

(a) As used in this Agreement, (i) “Company Plan” means (x) each employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Pension Plan”); and each employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) (“Welfare Plan”) maintained by the Company or any of its ERISA Affiliates, and (y) each stock option, stock purchase, stock appreciation right and stock based plan and each material deferred compensation, employment, severance, change in control, incentive, bonus, medical, fringe benefit, life insurance, vacation, layoff, dependent care, legal services, cafeteria plan, or agreement, arrangement, policy or program maintained or contributed to by the Company or a Company Subsidiary for the benefit of current or former employees or current or former directors of the Company or a Company Subsidiary; and (ii) “ERISA Affiliate” means any trade or business whether or not incorporated, under common control with the Company within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001(b) of ERISA.

(b) With respect to each material Company Plan, the Company has made available to Parent a true, correct and complete copy of: (i) any material current plan documents and amendments thereto; (ii) for the most recently ended plan year, all IRS Form 5500 series forms (and any financial statements and other schedules attached thereto) filed with respect to any Company Plan; (iii) all current summary plan descriptions and subsequent summaries of material modifications with respect to each Company Plan for which such descriptions and modifications are required under ERISA; and (iv) the most recent IRS determination letter for each Pension Plan that is intended to be qualified under Section 401(a) of the Code. All Company Plans are listed in Section 4.13(b) of the Company Disclosure Schedule.

(c) Neither the Company nor any of its ERISA Affiliates maintains or has, within the previous six years, maintained a Pension Plan that is subject to Section 412 of the Code or Title IV of ERISA.

(d) Neither the Company nor any of its ERISA Affiliates currently has within the previous six years been obligated to contribute to any multiemployer plan, as defined in Section 3(37) of ERISA, that is subject to ERISA.

(e) No Company Plan that is a Welfare Plan provides for continuing benefits or coverage for any participant or beneficiary or covered dependent or a participant after such participant’s termination of employment, except to the extent required by law.

(f) With respect to any Welfare Plan, (i) no such plans are “multiple employer welfare arrangements” within the meaning of Section 3(40) of ERISA and (ii) no such plan is a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding).

(g) Each Company Plan (i) has been administered in material compliance with its terms and is in material compliance with the applicable provisions of ERISA, the Code and other applicable laws; and (ii) that is intended to be a qualified plan within the meaning of Section 401(a) of the Code has a favorable determination from the IRS as to its qualified status or is within the remedial amendment period for making any required changes and to the knowledge of the Company there are no circumstances likely to result in revocation of any such favorable determination letter.

(h) With respect to each Company Plan, except as would not reasonably be expected to have a Company Material Adverse Effect, (i) there are no inquiries or proceedings pending or threatened by the IRS, the Department of Labor, any Governmental Authority or any participant or beneficiary (other than claims for benefits in the ordinary course) with respect to the design or operation of the Company Plans; and (ii) the Company has made all material contributions required under the terms of such Company Plans.

(i) Notwithstanding any other representation or warranty contained in this Article IV, the representations and warranties contained in this Section 4.13 constitute the sole representations and warranties of the Company relating to the subject matter hereof.

SECTION 4.14. Labor Controversies. There are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees that reasonably would be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor to the knowledge of the Company are there any pending activities or proceedings of any labor union to organize any such employees.

SECTION 4.15. Real Estate.

(a) Section 4.15(a) of the Company Disclosure Schedule contains a true and complete list of all real property owned beneficially or of record by the Company or any Company Subsidiary or leased to the Company or any Company Subsidiary pursuant to a ground lease, in each case as of the date of this Agreement (all such real property, together with all buildings, structures and other improvements located on or under such real property and all easements, rights and appurtenances to such real property, are individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties”).

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary, as applicable, owns good and marketable fee simple title to, or has a valid leasehold interest pursuant to a ground lease in, each of the Company Properties, in each case free and clear of all Liens other than any (i) Liens for Taxes or other governmental charges not yet due and payable or that are being contested in good faith, (ii) mechanics’, carriers’, warehousemen’s, workers’ and other similar Liens, (iii) Liens on assets incurred to finance the acquisition of such assets or the construction of improvements thereon, (iv) easements, rights of way, building, zoning and other similar encumbrances or title defects, (v) Liens on assets incurred in the ordinary course of business, (vi) the Company Leases (hereinafter defined) and (vii) other Liens that do not materially impair the use of the underlying property in the ordinary course.

(c) Section 4.15(c) of the Company Disclosure Schedule contains a true and complete list of each lease to which the Company or any Company Subsidiary is a party, as lessee. Except as would not reasonably be expected to have a Company Material Adverse Effect, each such lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against (i) the Company or the applicable Company Subsidiary, and (ii) to the knowledge of the Company, the other parties thereto. The Company has made available to Parent true and complete copies of all such leases and all material amendments thereto as of the date hereof (except for discrepancies or omissions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect).

(d) Except for discrepancies or omissions that would not reasonably be expected to have a Company Material Adverse Effect, the rent rolls for the Company Properties previously made available by the Company to Parent, are true and complete and list each lease under which the Company or a Company Subsidiary was a landlord that was in effect, in each case as of the respective dates of such rent rolls (such leases, together with all amendments, modifications, renewals, extensions and guarantees related thereto are individually referred to herein as a "Company Lease” and collectively, referred to herein as “Company Leases”). Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against (i) the Company or the applicable Company Subsidiary, and (ii) to the knowledge of the Company, the other parties thereto.

(e) Neither the Company nor any of the Company Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceeding is pending or threatened with respect to any of the Company Properties, or (ii) any zoning regulation or ordinance, building or similar law, code, ordinance order or regulation has been violated for any Company Property, which violation has not been cured, except in the cases of clauses (i) and (ii) above as would not reasonably be expected to have a Company Material Adverse Effect.

(f) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has granted any unexpired option or right of first refusal with respect to the purchase of a Company Property or any portion thereof.

(g) Notwithstanding any other representation or warranty contained in this Article IV, the representations and warranties contained in this Section 4.15 constitute the sole representations and warranties of the Company relating to the Company Properties.

SECTION 4.16. Environmental Matters.

(a) As used in this Agreement, (i) "Environmental Claim" means any and all administrative, regulatory, judicial or third-party claims, demands, notices of violation or non-compliance, directives, proceedings, investigations, orders, decrees, judgments or other allegations of noncompliance with or liability or potential liability, or any responsibility, relating in any way to any Environmental Law; (ii) "Environmental Law” means any and all applicable federal, state and local laws, statutes, rules, regulations, ordinances, orders, decrees and other laws, including common law, relating to the protection of the environment, natural resources, and health and safety as it relates to environmental protection including contamination, laws relating to Releases of Hazardous Material into the environment, and all laws and regulations with regard to disclosure and reporting requirements respecting Hazardous Materials and the environment; (iii) "Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property; and (iv) "Hazardous Materials” means any element, compound, substance or other material (including any pollutant, contaminant, hazardous waste, hazardous substance, chemical substance or product that is listed, classified or regulated pursuant to any Environmental Law), including any petroleum product, by-product or additive, asbestos or asbestos-containing material, medical waste, biological waste, chloroflourocarbon, hydrochloroflourocarbon, lead-containing paint or plumbing, polychlorinated biphenyls (PCBs), radioactive material, infectious materials, potentially infectious materials or disinfecting agents, bacteria, mold, fungi or other toxic growth, regulated under Environmental Laws.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) there are no Hazardous Materials or underground storage tanks in, on or under the Company Property, except those that are both (A) in compliance with Environmental Laws and with permits issued pursuant thereto, if any, and (B) in the case of Hazardous Materials, in amounts not in excess of that necessary to operate the Company Property or in amounts used by tenants in the ordinary course of business; (ii) there are no past, present or, to the knowledge of the Company, threatened Releases of Hazardous Materials in violation of any Environmental Law or which would require remediation existing in, on, under or from any Company Property; and (iii) the Company Properties are owned, leased and operated in compliance with all applicable Environmental Laws.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, none of the Company Properties is subject to any pending or, to the knowledge of the Company, threatened Environmental Claim.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, no Company Property is subject to any current or, to the knowledge of the Company, threatened environmental deed restriction, use restriction, institutional or engineering control or order or agreement with any Governmental Authority or any other restriction of record.

(e) To the knowledge of the Company, other than as disclosed in any environmental reports made available to Parent and except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Property currently contains any radon, lead-based paint, asbestos-containing material, or mold or fungi.

(f) Notwithstanding any other representation or warranty contained in this Article IV, the representations and warranties contained in this Section 4.16 constitute the sole representations and warranties of the Company relating to environmental matters.

SECTION 4.17. Intellectual Property. The Company or one or more of the Company Subsidiaries owns or has valid rights to use the intellectual property that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. The intellectual property rights owned by the Company are referred to in this Agreement as the "Owned Intellectual Property Rights” and the intellectual property of third parties that the Company and the Company Subsidiaries have the right to use are referred to as the “Licensed Intellectual Property Rights.” To the knowledge of the Company, as of the date of this Agreement, (i) the conduct of the business of the Company and the Company Subsidiaries does not infringe any valid and enforceable patents, trademarks, trade names, service marks or copyrights of third parties, (ii) no person is infringing the Owned Intellectual Property Rights and (iii) no claim is pending or has been threatened that asserts any Owned Intellectual Property Rights are invalid and/or unenforceable except in each case as would not reasonably be expected to have a Company Material Adverse Effect. Notwithstanding any other representation or warranty contained in this Article IV, the representations and warranties contained in this Section 4.17 constitute the sole representations and warranties of the Company relating to intellectual property.

SECTION 4.18. Contracts. As of the date of this Agreement, there are no contracts or agreements that are material to the business, assets or financial condition of the Company and the Company Subsidiaries, taken as a whole, (i) having a remaining term of more than one year and not terminable (without penalty) on notice of 12 months or less that require payments per year in the aggregate in excess of $500,000 or (ii) imposing any material restrictions on the ability of the Company or any Company Subsidiary to engage in any line of business, or otherwise imposing material limitations on the conduct of business by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is in violation of or in default under any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.19. Affiliate Transactions. Except for agreements entered into in the ordinary course of business and except as would not reasonably be expected to have a Company Material Adverse Effect, there are no agreements between the Company or any Company Subsidiary, on the one hand, and any Affiliate (other than a Company Subsidiary) of the Company or any Company Subsidiary, on the other hand, that will require performance by the Company or any Company Subsidiary on or after the Closing Date.

SECTION 4.20. Brokers and Finders. Except for the fees and expenses payable to Lazard Frères & Co. LLC (the “Company Financial Advisor”), no agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

SECTION 4.21. Opinion of Company Financial Advisor. The Company Financial Advisor has rendered an oral opinion to the Board of Directors of the Company, to be confirmed by a letter dated the date of this Agreement, to the effect that, as of such date, the Common Stock Price to be paid to the holders of Company Common Stock (other than Parent, Subsidiary and any affiliate of Parent) is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn, modified or amended.

SECTION 4.22. No Other Representations or Warranties. Except for the representations and warranties of the Company expressly set forth in this Agreement, neither the Company nor any other person makes any other express or implied representation or warranty on behalf of the Company with respect to the Company, or any Company Subsidiary or its or their respective properties, financial condition or results of operations or with respect to the Merger or any of the other transactions contemplated by this Agreement. The representations and warranties made in this Article IV are in lieu of all other representations and warranties the Company might have given Parent or Subsidiary. Parent and Subsidiary each acknowledge that all other warranties that the Company or anyone purporting to represent the Company gave or might have given, or that might be provided or implied by applicable law or commercial practice, are hereby expressly excluded. Neither the Company nor any other person will have or be subject to any liability or other obligation to Parent, Subsidiary or any other person in respect of any written or oral communication to, or use by Parent or Subsidiary of, any information, documents, projections, forecasts or other material made available to Parent or Subsidiary in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, including the content of any management interviews or presentations.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY

Parent and Subsidiary jointly and severally represent and warrant to the Company that:

SECTION 5.1. Organization and Qualification. Each of Parent and Subsidiary is a limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite limited liability company power and authority to own, lease and otherwise hold its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Subsidiary is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to prevent or delay the consummation of the Merger.

SECTION 5.2. Authority; Non-Contravention; Approvals.

(a) Parent and Subsidiary each have all requisite limited liability company power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been approved by the Manager of Parent and adopted by the Manager of Subsidiary and the Merger has been approved by the sole member of Subsidiary in accordance with applicable law. No other limited liability company proceeding on the part of Parent or Subsidiary is necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Subsidiary of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Subsidiary, and, assuming due authorization, execution and delivery by the Company, constitutes a valid and legally binding agreement of each of Parent and Subsidiary, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights or by a court’s application of general equitable principles.

(b) The execution, delivery and performance of this Agreement by each of Parent and Subsidiary and the consummation of the Merger and the other transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with, or without notice or passage of time or both, would constitute a default) under, or result in the termination of or a loss of a benefit under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of Parent or Subsidiary under any of the terms, conditions or provisions of (i) the respective certificates of formation, operating agreements (or equivalent documents) of Parent or any of its subsidiaries, including Subsidiary; (ii) subject to the Merger Filing and the Delaware Filing, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority applicable to Parent or any of its subsidiaries, including Subsidiary or any of their respective properties or assets; or (iii) any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries, including Subsidiary is now a party or by which Parent or any of its subsidiaries, including Subsidiary or any of their respective properties or assets may be bound or affected; other than (in the case of clauses (ii) and (iii) above) such violations, conflicts, breaches, defaults, terminations, losses of benefit, accelerations or creations of Liens that would not reasonably be expected to prevent or delay the consummation of the Merger.

(c) Except for the Merger Filing and the Delaware Filing, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or Subsidiary or the consummation by Parent or Subsidiary of the transactions contemplated hereby.

SECTION 5.3. Information Supplied. None of the information to be provided by Parent or Subsidiary for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated in any such document or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 5.4. Financing. Parent has and will have at the Effective Time, and will make available to Subsidiary (or cause to be made available), from cash on hand or cash made available from credit facilities existing as of the date of this Agreement, the funds necessary to consummate the Merger on the terms contemplated by this Agreement. The obligations of Parent and Subsidiary under this Agreement are not contingent on the availability of financing.

SECTION 5.5. Subsidiary. Subsidiary was formed solely for the purposes of engaging in the transactions contemplated hereby, and has not engaged, and will not engage, in any other business activities and has conducted its operations only as contemplated hereby.

SECTION 5.6. Brokers and Finders. No agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which the Company could become liable in connection with the transactions contemplated by this Agreement.

SECTION 5.7. Maryland Business Combination Act. At no time in the past five years has Parent or Subsidiary or any of their affiliates or associates (as those terms are defined in Section 3-601 of the MGCL) been an “interested stockholder” (as defined in Section 3-601 of the MGCL) of the Company.

ARTICLE VI

COVENANTS OF THE PARTIES

SECTION 6.1. Conduct of the Company’s Business. The Company covenants that during the period from the date of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), and except to the extent required by law, or as disclosed in the Company SEC Reports or Section 6.1 of the Company Disclosure Schedule, and except as otherwise expressly required or permitted by this Agreement:

(a) the business of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action, except in the ordinary course of business, and the Company shall use commercially reasonable efforts to preserve intact its present business organization and goodwill, to keep available the services of its officers and key employees and to maintain its qualification as a REIT within the meaning of Section 856 of the Code;

(b) the Company shall not, and shall not cause or permit any Company Subsidiary to, do any of the following: (i) sell, pledge, lease, dispose of or encumber any property or assets, except for dispositions of immaterial assets or encumbrances and pledges that are, individually or in the aggregate, immaterial; provided that any disposition set forth on Section 6.1 of the Company Disclosure Schedule must be made pursuant to the terms set forth in such schedule, (ii) amend or propose to amend its charter or bylaws (or comparable organizational documents) in a manner that would adversely affect Parent; (iii) split, combine or reclassify any shares of its stock, or declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to such shares except for (A) regular quarterly dividends in the ordinary course of business, at a rate not to exceed $0.27 per share of Company Common Stock; (B) a prorated dividend for the period from the last record date set pursuant to the foregoing clause (A) through and including the Closing; (C) dividends paid by a wholly-owned direct or indirect Company Subsidiary to such Company Subsidiary’s parent; and (D) with the consent of Parent, not to be unreasonably withheld, conditioned or delayed, the minimum distributions required for the Company to maintain its qualification as a REIT, to avoid the imposition of any Excise Taxes under Section 4981 of the Code and to avoid incurring any Taxes under Section 857 of the Code; (iv) redeem, purchase, acquire or offer to acquire any shares of its stock; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters listed in clauses (i) through (iv) above; and

(c) the Company shall not, and shall not cause or permit any Company Subsidiary to, (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its stock of any class or other property or assets whether pursuant to the Company Plans or otherwise; provided, however, that the Company may issue shares of Company Common Stock (A) upon exercise of Options that are outstanding on the date of this Agreement or are permitted under this Agreement to be issued following the date of this Agreement and are exercised in accordance with their respective terms as in effect on the date of this Agreement and (B) pursuant to other Company Plans as in effect on the date of this Agreement; (ii) acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets) any real property, corporation, partnership or other business organization or division thereof (except an existing wholly-owned Company Subsidiary) or acquire other assets other than in the ordinary course; (iii) except for borrowings under the $6,314,000 construction loan related to The Reserve at Wescott Plantation, Phase II, dated April 11, 2007, incur, create or assume any indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any other person or entity (other than a wholly-owned Company Subsidiary) for borrowed money; (iv)  make any loans, advances or capital contributions to, or investments in, any other person, other than by the Company or a wholly-owned Company Subsidiary to the Company or a wholly-owned Company Subsidiary; (v)  enter into, renew or materially modify any material lease, contract, agreement or commitment (including any contract, lease, agreement or commitment (A) of a nature that would be required under the Exchange Act to be filed as an exhibit to the Company’s Annual Report on Form 10-K, (B) having a remaining term of more than one year and not terminable (without penalty) on notice of 12 months or less that require payments per year in the aggregate in excess of $500,000 (C) imposing any material restrictions on the ability of the Company or any Company Subsidiary to engage in any line of business, or otherwise imposing material limitations on the conduct of business by the Company or any Company Subsidiary, (D) for insurance or (E) any Company Plan), other than contracts for the sale, license, lease or rent of the Company’s or the Company Subsidiaries’ products or services in the ordinary course of business; (vi) terminate, amend, modify, assign, waive, release or relinquish any material contract rights or any other material rights or claims; (vii) settle or compromise any material claim, action, suit or proceeding pending or threatened against the Company including relating to Taxes; (viii) make any change in executive compensation; (ix) change its accounting principles, practices or methods in a manner that would adversely affect Parent, except as may be required by the SEC, applicable law or GAAP; (x) make or rescind any election relating to Taxes unless the Company reasonably determines, after consultation with the Parent, that such action is required by applicable law or necessary or appropriate to preserve the Company’s qualification as a REIT or the partnership or disregarded status of any Company Subsidiary or otherwise agreed to by the Parent and the Company; (xi) enter into any tax protection, sharing or indemnity agreement or arrangement; (xii) enter into any contracts with affiliates of the Company, other than the Company Subsidiaries; (xiii) prepay any long-term debt except in connection with sales of real property permitted hereunder; (xiv) pay, discharge or satisfy any claims, liabilities or obligations, except in the ordinary course of business, and in accordance with their terms or as otherwise covered by insurance; (xv) on a property by property basis, make any expenditures in excess of 10% above the Company’s approved operating budget for each such property for fiscal year 2007; or (xvi) agree, in writing or otherwise, to take any of the actions listed in clauses (i) through (xv) above.

SECTION 6.2. Reasonable Best Efforts to Consummate. General. Subject to the terms and conditions of this Agreement, each of the parties shall (and shall cause its respective subsidiaries, if any, to) use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including using its reasonable best efforts to (i) make any filing with and obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Authority that is required to be made or obtained in connection with the Merger and the other transactions contemplated by this Agreement, (ii) prepare, execute and deliver such instruments and take or cause to be taken such actions as any other party shall reasonably request and (iii) after consultation with the other parties, obtain any consent, waiver, approval or authorization from any third party required in order to maintain in full force and effect any of the Company Permits or the Company’s contracts, licenses or other rights following the Merger and the other transactions contemplated by this Agreement.

SECTION 6.3. Preparation of Proxy Statement; Meeting of Stockholders.

(a) The Company shall, as soon as reasonably practicable following the date of this Agreement, prepare and file a preliminary form of the Proxy Statement with the SEC and each of the Company and Parent shall use its reasonable best efforts to respond to any comments of the SEC or its staff, and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after responding to all such comments to the satisfaction of the SEC’s staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare, and, after consultation with Parent, mail to its stockholders such an amendment or supplement. Parent shall cooperate fully with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto and shall furnish the Company, promptly upon the Company’s request, with all information reasonably requested by the Company for inclusion in, or otherwise in respect of, the Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and the related proxy materials and any proposed amendment or supplement to the Proxy Statement prior to its filing with the SEC or dissemination to the Company’s stockholders.

(b) Without limiting the generality of the foregoing, each of the parties shall correct promptly any information provided by it for use in the Proxy Statement, if and to the extent any such information shall be or have become false or misleading in any material respect and shall take all steps necessary to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the Company’s stockholders, in each case to the extent required by applicable law or otherwise deemed appropriate by the Company.

(c) The Company shall, in accordance with applicable law and its charter and bylaws, as promptly as reasonably practicable following the date on which the Proxy Statement is cleared by the staff of the SEC, duly call, give notice of, convene and hold the Stockholders Meeting for the purpose of obtaining the Company Stockholders’ Approval. Subject to the duties of the Company’s Board of Directors under applicable law, the Company shall include in the Proxy Statement the recommendation of its Board of Directors that the Company Stockholders’ Approval be given (the "Recommendation”).

(d) Notwithstanding anything to the contrary in clause (c) of this Section 6.3, at any time before the approval of the Merger and the other transactions contemplated by this Agreement, the Recommendation may be withdrawn or modified, and the Stockholders Meeting may be postponed, if the Board of Directors determines in good faith, after taking into account the advice of the Company’s outside legal counsel, that the withdrawal or modification of such recommendation or the postponement of the Stockholders Meeting, as applicable, is appropriate and consistent with the obligations of the Company’s Board of Directors under applicable law.

(e) The Company shall not be required to hold the Stockholders Meeting if this Agreement is terminated before that meeting is held.

SECTION 6.4. Public Statements. Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of the NASDAQ Global Market or any other securities exchange, none of the parties to this Agreement will cause or permit any public announcement with respect to the subject matter of this Agreement. The initial press release with respect to the Merger and the other transactions contemplated by this Agreement shall require the prior mutual agreement and approval of both Parent and the Company and any subsequent press releases or other public statements with respect to the Merger or the other transactions contemplated by this Agreement shall be made, subject to the preceding sentence, only following prior consultation between Parent and the Company.

SECTION 6.5. Access to Information; Confidentiality.

(a) The Company shall, and shall cause its officers, directors, employees, representatives and agents to, afford to Parent and its officers, directors, employees, consultants, agents, advisors and other representatives (collectively “Parent Representatives”) reasonable access during normal business hours with reasonable notice throughout the period from the date of this Agreement through the Effective Time to all of the Company’s properties, offices and other facilities, books, contracts, commitments, records (including, but not limited to, Tax Returns and records), directors, officers, employees, agents and representatives and, during that period, shall furnish promptly to Parent or Parent’s Representatives such other information concerning the Company’s business, properties and personnel as Parent reasonably may request. Except as required by law, Parent and Subsidiary shall hold, and shall cause the Parent Representatives to hold, in strict confidence all nonpublic documents and confidential information furnished to Parent, Subsidiary and any Parent Representative in connection with the transactions contemplated by this Agreement in accordance with the confidentiality agreement dated as of April 9, 2007 between the Company and Sentinel Real Estate Corp. (the “Confidentiality Agreement”).

(b) The Company agrees to provide, and shall cause the Company Subsidiaries and its and their respective officers, directors, employees, consultants, agents, advisors and other representatives to provide, all reasonable cooperation in connection with (A) the arrangement of the Parent’s financing, including assisting Parent in seeking consents from the Company’s existing lenders, and (B) the sale or other disposition after the Effective Time of any of the properties of the Company or the Company Subsidiaries, in each case as may be reasonably requested by Parent.

SECTION 6.6. Acquisition Proposals.

(a) As used in this Agreement:

"Acquisition Proposal” means any proposal or offer, whether in one transaction or a series of related transactions (i) for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) for the issuance of 25% or more of the equity securities of the Company as consideration for the assets or securities of another person or (iii) to acquire in any manner, directly or indirectly, 25% or more of the equity securities of the Company or assets (including equity securities of any Company Subsidiary) that represent 25% or more of the assets of the Company, in each case other than the transactions contemplated by or expressly permitted under this Agreement; and

"Superior Proposal” means any Acquisition Proposal (but replacing references to “25% or more” in the definition of Acquisition Proposal with “50% or more”) on terms that the Company’s Board of Directors determines in good faith after consultation with the Company’s financial advisor to be superior from a financial point of view to the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement, and including in each case the risks and probabilities of consummation).

(b) Subject to the other provisions of this Section 6.6, until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, none of the Company, the Company Subsidiaries nor any of their respective officers, directors, employees, consultants, agents, advisors and other representatives (collectively “Company Representatives”) shall, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing information) the submission of any Acquisition Proposal or any inquiries, proposals or offers that reasonably may be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, or (ii) approve or recommend, or propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. The Company shall, and shall direct each Company Subsidiary and each agent or representative of any of the foregoing to, immediately cease any discussions, negotiations, or communications with any party with respect to any Acquisition Proposal.

(c) Notwithstanding anything to the contrary in Section 6.6(b), until the Company Stockholders’ Approval is obtained, (i) if the Company has received from a third party an unsolicited written Acquisition Proposal that the Company’s Board of Directors determines in good faith constitutes or reasonably could be expected to lead to a Superior Proposal, then the Company may (A) furnish information with respect to the Company and the Company Subsidiaries to the person making the Acquisition Proposal (pursuant to a customary confidentiality agreement not less restrictive of such person, in the aggregate, than the Confidentiality Agreement) and (B) participate in discussions or negotiations with such person regarding the Acquisition Proposal; provided, however, that the Company shall promptly provide to Parent any material non-public information concerning the Company or any Company Subsidiary that is provided to any person pursuant to this Section 6.6(c) and was not previously provided to Parent; and (ii) notwithstanding anything to the contrary in this Agreement, the Company or its Board of Directors may grant waivers, consents or approvals under any standstill agreement to facilitate any unsolicited Acquisition Proposal; provided that waivers, consents or approvals of the same type and scope are simultaneously made with respect to the Confidentiality Agreement.

(d) The Company promptly shall advise Parent of its receipt of any Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal.

(e) Notwithstanding anything to the contrary in this Agreement, if, at any time before obtaining the Company Stockholders’ Approval, the Company receives an Acquisition Proposal that the Company’s Board of Directors determines in good faith constitutes a Superior Proposal, the Company may terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal if the Board of Directors determines in good faith, after consultation with outside counsel, that failure to take such action may be inconsistent with its obligations under applicable law; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 6.6(e) and any purported termination pursuant to this Section 6.6(e) shall be void, unless concurrently with such termination the Company pays the Termination Fee payable pursuant to Section 8.2(b); and provided, further, that the Company may not terminate this Agreement pursuant to this Section 6.6(e) unless the Company (i) shall have provided prior written notice to Parent, at least 72 hours in advance, of its intention to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of the Superior Proposal (including the identity of the party making the Superior Proposal), and shall be accompanied by a copy of a draft of the definitive agreement proposed to be entered into with respect to the Superior Proposal, (ii) after delivering such notice of a Superior Proposal the Company shall provide Parent at least three (3) business days to make such adjustment in the terms and conditions of this Agreement, and shall negotiate, and cause its legal and financial advisors to negotiate the terms of such adjustments, and (iii) the Company’s Board of Directors shall have determined, after the end of such three business day period, after considering the results of any such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal.

(f) Nothing contained in this Agreement shall prohibit the Company from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or (ii) making any other disclosure to the Company’s stockholders if, in the case of any disclosure described in this clause (ii), the Company’s Board of Directors determines in good faith, after consultation with outside counsel, that failure to disclose may be inconsistent with the obligations of the Company or its Board of Directors under applicable law.

SECTION 6.7. Expenses and Fees. Subject to Section 8.2(d), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

SECTION 6.8. Directors’ and Officers’ Indemnification and Insurance.

(a) Parent agrees that all rights to indemnification and related rights to advancement of expenses on the part of each person who at the Effective Time is a current or former director or officer of the Company, including all such rights existing pursuant to the MGCL, the Company’s charter or bylaws or any written agreement between any such person and the Company in effect on the date of this Agreement, shall survive the Merger and shall continue in full force and effect until 180 days after the expiration of the longest applicable statute of limitation. Parent also agrees that from and after the Effective Time it shall (and shall cause the Surviving Entity to) indemnify all such persons to the fullest extent permitted by applicable law with respect to all actual or alleged acts or omissions prior to the Effective Time occurring in connection with or arising out of such individuals’ service as officers or directors of the Company or any of its subsidiaries or as trustees, fiduciaries or administrators of any plan for the benefit of employees. Without limitation of the foregoing, if any such person is or becomes involved in any such capacity in any action, proceeding or investigation in connection with any actual or alleged action, inaction, state of affairs or other matter, including any matter related to the transactions contemplated by this Agreement, occurring on or before the Effective Time, Parent shall (or shall cause the Surviving Entity to) pay such person’s reasonable fees and other expenses of counsel selected by such person (including the cost of any investigation, preparation and settlement) incurred in connection therewith promptly after statements therefor are received by Parent; provided that person provides an undertaking to the Parent to repay such advances if it is ultimately determined by a court of competent jurisdiction (which determination shall have become final and not appealable) that such person is not entitled to indemnification. Parent shall be entitled to participate in the defense of any such action or proceeding, and counsel selected by the indemnified person shall, to the extent consistent with their professional responsibilities, cooperate with Parent and any counsel designated by Parent. Parent shall pay all reasonable fees and expenses, including fees and expenses of counsel, that may be incurred by any indemnified person in enforcing the indemnity and other obligations provided for in this Section.

(b) From and after the Effective Time, Parent shall cause the Surviving Entity to maintain in effect for not less than six years from the Effective Time the insurance coverage provided under the policies of directors’ and officers’ liability insurance maintained by the Company at the date of this Agreement; provided, however, that the Surviving Entity may substitute therefor policies issued by reputable and financially sound carriers reasonably acceptable to the beneficiaries of such policies that provide at least the same coverage, on terms and conditions which are no less advantageous to such persons but only if such substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Entity shall not be required to pay an annual premium for such coverage in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement; and if the Surviving Entity is unable to obtain the insurance required by this Section, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount. Parent’s obligations under this paragraph may be satisfied by the purchase of a “tail” insurance policy that provides the coverage described above.

SECTION 6.9. Employee Benefits.

(a) From and after the Effective Time, Parent shall honor, and cause the Surviving Entity to honor, each Company Plan and the related funding arrangements of such Company Plan in accordance with its terms and shall interpret such Company Plan in accordance with the past practice of the Company. Without limiting the generality of the foregoing, Parent shall honor, and cause the Surviving Entity to honor, all rights to vacation, personal and sick days accrued by employees of the Company and its subsidiaries under any plans, policies, programs and arrangements of the Company and its ERISA Affiliates through and including the Effective Time. Until the date that is fifteen months after the Effective Time, Parent shall provide, and cause the Surviving Entity to provide, employee benefits under employee benefit plans to the employees and former employees of the Company and the Company Subsidiaries that are in the aggregate no less favorable than those provided to such persons pursuant to Company Plans on the date of this Agreement; provided, however, that insofar as any Company Plan relates to severance or retention payments or other related benefits (whether following a change of control transaction or otherwise), that Company Plan or portion thereof shall be maintained in effect and honored by Parent and the Surviving Entity in accordance with its terms. Nothing herein shall prohibit any changes to any Company Plan that are (i) required by law (including any applicable qualification requirements of Section 401(a) of the Code); (ii) necessary as a technical matter to reflect the transactions contemplated hereby; or (iii) required for the Surviving Entity to provide for or permit investment in its securities or Parent’s securities. Nothing herein shall require Parent to continue any particular Company Plan.

(b) With respect to any employee benefit plans in which any employees of the Company or the Company Subsidiaries first become eligible to participate on or after the Effective Time, and in which the employees of the Company and the Company Subsidiaries did not generally participate before the Effective Time, Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company and the Company Subsidiaries under any such new plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Plan; (ii) provide each employee of the Company and the Company Subsidiaries with credit for any co-payments and deductibles paid before the Effective Time (to the same extent such credit was given under the analogous Company Plan before the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any such new plan in which such employees may be eligible to participate after the Effective Time; (iii) recognize all service of such employees for all purposes (including, without limitation, purposes of eligibility to participate, vesting, entitlement to benefits and benefit accrual) in any such new plan in which such employees may be eligible to participate after the Effective Time; and (iv) with respect to flexible spending accounts, provide each employee of the Company and the Company Subsidiaries with a credit for any salary reduction contributions made thereto and a debit for any expenses incurred thereunder with respect to the plan year in which the Effective Time occurs; provided, however, that the foregoing shall not apply to the extent it would result in duplication of benefits.

(c) The Company shall use its reasonable best efforts to ensure that no officer, director, employee, agent or representative of the Company makes any commitment to employees of the Company regarding any employment, compensation or benefits to be provided after the Closing Date without the advance written approval of the Parent, other than as specifically set forth in this Section 6.9. The Company will collaborate with Parent regarding communication to employees in order to ensure a smooth transition in connection with the Merger.

SECTION 6.10. Certain Tax Matters.

(a) Neither Parent, the Surviving Entity nor their respective affiliates shall take any action from and after the Effective Time that is inconsistent with the Company’s qualification as a REIT within the meaning of Section 856 of the Code before the Effective Time. After the Effective Time, Parent, the Surviving Entity and their respective affiliates will take all necessary and desirable actions to preserve the Company’s qualification as a REIT for all periods before the Effective Time.

(b) The aggregate Common Stock Price (plus all liabilities assumed by Parent or Subsidiary as a result of the Merger) shall be allocated among the Company’s assets in accordance with the allocation set forth in Section 6.10(b) of the Company Disclosure Schedule. Parent shall accommodate in good faith all reasonable modifications requested by the Company with respect to such allocation. The parties further agree to report and file any Tax Returns, including IRS Form 8594 (or successor form), in all respects in a manner consistent with such allocation. The parties shall cooperate in good faith to timely and properly prepare, execute and file any such forms. None of the parties hereto shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation.

(c) The Common Stock Price distributed to holders of the Company Common Stock will exceed the Company’s REIT taxable income within the meaning of Section 857(b) of the Code for the year in which the Merger occurs (taking into account the dividends paid deduction for prior distributions by the Company) and, assuming the payment of dividends in the maximum amounts permitted pursuant to Section 6.1(b)(D), except as described in Section 4.12(f) of the Company Disclosure Schedule, the Company will not owe any federal income tax for such year.

(d) The parties hereto shall cooperate in the preparation, execution and filing of and shall duly and timely file all Tax Returns required to be filed with any Governmental Authority, including any Tax Returns regarding any conveyance or transfer taxes that may become payable in connection with the transactions contemplated by this Agreement. The Company will cooperate with Parent and Subsidiary to structure such transactions in a manner so as to minimize any conveyance, real property transfer, mortgage, sales, recording, registration or similar taxes and fees that become payable in connection with such transactions; provided, however, that (i) no such cooperation or structuring shall delay or prevent the completion of the Merger, (ii) neither the Company nor any Company Subsidiary shall be required to take any action in contravention of any laws, (iii) the Company shall not be required to take any action that could adversely affect the qualification of the Company as a REIT under the Code and with the Company and Company Subsidiaries shall not be required to take any actions that could reasonably be expected to result in any Taxes being imposed on, or any adverse Tax consequences to, the Company, any Company Subsidiary or any of their respective stockholders incrementally greater than the Taxes or any adverse consequences in connection with the consummation of this Agreement.

ARTICLE VII

CONDITIONS

SECTION 7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and to consummate the other transactions contemplated by this Agreement at and after the Closing are subject to the satisfaction (or waiver, where permissible), at or before the Effective Time, of each of the following conditions:

(a) the Company Stockholders’ Approval shall have been obtained; and

(b) no statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority of competent jurisdiction which has the effect of making the Merger illegal or otherwise restraining or prohibiting the consummation of the Merger.

SECTION 7.2. Conditions to Obligations of Parent and Subsidiary. The obligations of Parent and Subsidiary to effect the Merger and to consummate the other transactions contemplated by this Agreement at and after the Closing are further subject to the following conditions, any one or more of which may be waived by Parent:

(a) the representations and warranties of the Company contained in this Agreement (i) that are qualified as to Company Material Adverse Effect shall be true and correct as of the date of this Agreement and the Closing Date as if made on such date (other than representations and warranties that expressly relate to an earlier date, which shall be true and correct as of such earlier date), and (ii) that are not so qualified shall be true and correct as of the Closing Date in all material respects (other than representations and warranties that expressly relate to an earlier date, which shall be true and correct in all material respects as of such earlier date), except in the case of the representations and warranties referred to in this clause (ii), for any failure to be true and correct in all material respects that would not reasonably be expected to have a Company Material Adverse Effect;

(b) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Closing;

(c) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions contained in Sections 7.2(a) and (b) have been satisfied;

(d) since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

(e) the Company shall have delivered to Parent a certificate in the form contemplated by Section 1445 of the Code certifying that the Company is not a foreign person; and

(f) Parent shall have received a written opinion of Hunton & Williams LLP, dated as of the Closing Date, substantially in the form set forth in Section 7.2(f) of the Company Disclosure Schedule, which opinion will be subject to customary exceptions, assumptions and qualifications and customary representations contained in an officer’s certificate executed by the Company substantially in the form set forth in Section 7.2(f) of the Company Disclosure Schedule, which certificate will be subject to such modifications as deemed reasonably necessary by Hunton & Williams LLP and reasonably satisfactory to Parent.

SECTION 7.3. Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and to consummate the other transactions contemplated by this Agreement at and following the Closing are further subject to the following conditions, any one or more of which may be waived by the Company:

(a) the representations and warranties of Parent and Subsidiary set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on such date;

(b) Parent and Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement at or before the Closing; and

(c) the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions provided in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII

TERMINATION

SECTION 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time, whether before or after receipt of the Company Stockholders’ Approval:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Closing has not occurred on or before November 30, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, or materially contributed to, the failure to hold the Closing on or before the Termination Date;

(ii) any statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction of or by any court or other Governmental Authority of competent jurisdiction that makes the consummation of the Merger illegal shall be in effect and shall have become final and nonappealable; provided, however, that neither party may terminate this Agreement pursuant to this Section 8.1(b)(ii) unless that party first shall have used its reasonable best efforts to prevent the entry of and to procure the removal, reversal, dissolution, setting aside or invalidation of any such order, decree, ruling, judgment, decision, order or injunction;

(iii) the Stockholders Meeting shall have been duly held and the votes cast at the Stockholders Meeting (including any adjournment thereof) shall be insufficient to constitute the Company Stockholders Approval;

(c) by the Company:

(i) in accordance with the provisions of Section 6.6(e), after giving Parent written notice that the Company’s Board of Directors has approved, endorsed or recommended that the Company enter into, or that the Company has entered into, a definitive agreement providing for a transaction that is a Superior Proposal;

(ii) if (A) there shall have been a breach of any representation or warranty in this Agreement of Parent or Subsidiary or (B) Parent or Subsidiary shall not have performed or complied with any covenant or agreement contained in this Agreement, in either case such that the condition set forth in Section 7.3(a) or (b), as the case may be, would be incapable of being satisfied by the Termination Date;

(iii) if the Company is ready, willing and able to close and the Effective Time shall not have occurred within eight business days after the first date upon which all of the conditions to Parent’s obligations to consummate the Merger (other than conditions that, by their nature, are to be satisfied at the Closing) are satisfied or waived;

(d) by Parent, if:

(i) (A) the Company’s Board of Directors has approved, endorsed or recommended that the Company enter into, or the Company has entered into a definitive agreement providing for a transaction that is a Superior Proposal, (B) the Company’s Board of Directors withdraws or modifies, in a manner adverse to Parent, the Recommendation, (C) a tender offer or exchange offer for any outstanding shares of capital stock of the Company that constitutes an Acquisition Proposal is commenced prior to obtaining the Company Stockholder Approval and the Company’s Board of Directors recommends acceptance of such tender offer or exchange offer by its shareholders, or (D) the Company or the Company’s Board of Directors publicly announces its intention to do any of the foregoing; provided, however, that for this purpose neither (x) disclosure of any Acquisition Proposal that is not being recommended by the Company’s Board of Directors nor (y) disclosure of any other facts or circumstances that is not accompanied by a statement that the Company’s Board of Directors has withdrawn or modified the Recommendation, shall be considered to be a withdrawal or modification of the Recommendation;

(ii) (A) there shall have been a breach of any representation or warranty in this Agreement of the Company or (B) the Company shall not have performed or complied with any covenant or agreement contained in this Agreement, in either case such that the condition set forth in Section 7.2(a) or (b), as the case may be, would be incapable of being satisfied by the Termination Date; or

SECTION 8.2. Effect of Termination.

(a) Upon a termination of this Agreement by either Parent or the Company pursuant to the provisions of Section 8.1, this Agreement forthwith shall become void and there shall be no liability or further obligation under or in respect of this Agreement on the part of the Company, Parent, Subsidiary or their respective officers or directors, other than the last sentence of Section 6.5, Section 6.7, this Section 8.2 and Article IX, all of which shall survive; provided, however, that nothing contained in this Section 8.2(a) shall relieve any party from liability arising out of any willful breach of any its representations, warranties, covenants or agreements set forth in this Agreement.

(b) The Company agrees that a fee (a “Termination Fee”) shall be payable by it under the following circumstances:

(i) if this Agreement is terminated by the Company pursuant to Section 8.1(c)(i) [superior proposal] or by Parent pursuant to Section 8.1(d)(i) [alternate transaction] or Section 8.1(d)(ii) [Company breach] solely on account of a breach by the Company of Section 6.6 hereof, the Termination Fee shall be payable immediately upon such termination,

(ii) if this Agreement (A) is terminated by the Company or Parent pursuant to Section 8.1(b)(i) [termination date], (B) is terminated by the Company or Parent pursuant to Section 8.1(b)(iii) [failed vote], or (C) is terminated by the Parent pursuant to Section 8.1(d)(ii) [Company breach] other than on account of a breach of Section 6.6 hereof, and (X) if prior to such termination an Acquisition Proposal by a third party has been publicly disclosed or announced and not subsequently withdrawn and (Y) within one year after any such termination of this Agreement the Company shall consummate a transaction relating to any Acquisition Proposal (but replacing references to “25% or more” in the definition of Acquisition Proposal with “33% or more”) including a tender offer or exchange offer (each an “Alternative Transaction”) or enter into any agreement relating to any Alternative Transaction, then in any of the cases referred to in clauses (A), (B) or (C), the Company shall pay the Termination Fee immediately upon the earlier of the date upon which the Company enters into such agreement relating to an Alternative Transaction or consummates any such Alternative Transaction, and

(iii) if a tender offer or exchange offer constituting an Acquisition Proposal is consummated prior to the termination of this Agreement, regardless of whether the Company’s Board recommended for or against acceptance of such tender offer or exchange offer or took no position with respect thereto, the Termination Fee shall be payable immediately upon such consummation; it being understood that any tender offer or exchange offer that constitutes an Alternative Transaction that is consummated on or after a termination of this Agreement shall result in a payment of the Termination Fee in accordance with Section 8.2(b)(ii).

(c) The amount of the Termination Fee shall be $8.43 million.

(d) If this Agreement (A) is terminated by Parent or the Company pursuant to Section 8.1(b)(iii) [failed vote] and if prior to such termination an Acquisition Proposal by a third party has been publicly disclosed or announced and not subsequently withdrawn, or (B) is terminated by Parent pursuant to Section 8.1(d)(ii) [Company breach] other than on account of a breach of Section 6.6 hereof, the Company shall pay to Parent within three (3) business days after the date of termination, the reasonable expenses and fees of the Parent not to exceed $1,000,000 (the “Parent Expenses”), and to the extent any Parent Expenses are paid by the Company to Parent, such amount shall be deducted from any Company Termination Fee that may thereafter be payable by the Company. The payment of Parent Expenses set forth in this Section 8.2(d) is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity), and in no respect is intended by the parties hereto to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in case of any breach of this Agreement.

(e) The Termination Fee and the Parent Expenses shall be paid as directed by Parent by wire transfer of immediately available funds.

(f) The parties agree that the damages that would result from a breach by Parent or Subsidiary of their obligations under this Agreement would be extremely difficult to determine. Accordingly, the parties agree that if this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) [breach by Parent or Subsidiary] or Section 8.1(c)(iii) [failure to consummate after conditions to Parent’s obligations are satisfied], then Parent shall pay liquidated damages in the amount of $25 million to the Company. Subject to the provisions of Section 8.2(f), the liquidated damages shall be payable by Parent as directed by the Company pursuant to the Escrow Agreement by wire transfer of immediately available funds within three business days after the date of such termination. Promptly following receipt of the liquidated damages, unless and solely to the extent otherwise prohibited by law, the Company shall cause such amount to be distributed pro rata to the holders of record, as of a date selected by the Company’s Board of Directors, of (i) shares of Company Common Stock and (ii) dividend equivalent rights issued pursuant to Company Plans. The right to liquidated damages provided for in this paragraph shall be in lieu of any other right of the Company to damages following a termination of this Agreement for any reason.

(g) Notwithstanding any other provision in this Agreement, the amount of liquidated damages payable to the Company pursuant to paragraph (f) of this Section 8.2 in any taxable year of the Company shall not exceed the sum (calculated for the Company’s taxable year in which such amount is received) of (A) the amount that it is determined should not be gross income to the Company for purposes of the requirements of Sections 856(c)(2) and (3) of the Code, with such determination to be set forth in an opinion of outside tax counsel to the Company plus (B) such additional amount that it is estimated can be paid to the Company in such taxable year without creating a risk that the payment would cause the Company to fail to meet the requirements of Section 856(c)(2) and (3) of the Code, determined as if the payment of such amount did not constitute income described in Section 856(c)(2) and 856(c)(3) of the Code (“Qualifying Income”), which determination shall be made by independent tax accountants to the Company, plus (C) if the Company receives a letter from outside tax counsel to the Company indicating that the Company has received a ruling from the Internal Revenue Service holding that the Company’s receipt of the liquidated damages either would constitute Qualifying Income or would be excluded from gross income of the Company for purposes of Sections 856(c)(2) and (3) of the Code, the remaining balance of the liquidated damages. Any amount of liquidated damages that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this paragraph, provided that no such payment need be made after the fifth anniversary of the date of termination. Notwithstanding the foregoing, if the Company shall cease to qualify as a real estate investment trust for federal income tax purposes, the entire unpaid balance of the liquidated damages shall be payable immediately.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1. Amendment. This Agreement may not be amended except by action authorized by the respective Boards of Directors of Parent and the Company and taken before or after the Company Stockholders’ Approval is obtained and prior to the time of the Merger Filing; provided, however, that after the Company Stockholders’ Approval is obtained, this Agreement may not be amended to (i) change the amount or kind of consideration to be received by the holders of Company Common Stock upon conversion of their shares pursuant to the terms of this Agreement; or (ii) change any of the other terms or conditions of this Agreement if the change (A) would adversely affect the holders of Company Common Stock in any material respect or (B) by law would require further approval by the Company’s stockholders.

SECTION 9.2. Extension; Waiver. At any time before the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No party may grant any extension or waiver to its affiliate.

SECTION 9.3. Non-Survival. None of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and after the Effective Time, none of the Company, Parent, Subsidiary or their respective officers or directors shall have any further obligation with respect thereto. None of the covenants or other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, nor any rights or obligations arising out of the breach of any such covenant or other agreement, shall survive the Effective Time except for those covenants or agreements that by their terms apply or are to be performed in whole in part after the Effective Time, and except that this Article IX shall survive the Effective Time.

SECTION 9.4. Notices. All notices and other communications hereunder shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid return receipt requested or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number (or such other address or facsimile number for such party as shall be specified by such party by notice given hereunder):

If to Parent or Subsidiary, to:

Sentinel Omaha LLC

c/o Sentinel Real Estate Corp.

1251 Avenue of the Americas, 36th Floor

New York, New York 10020

Facsimile: (212) 603-4960

Attention: Michael Streicker

with a copy (which shall not constitute notice) to:

Paul, Hastings, Janofsky & Walker LLC

75 E. 55th Street

New York, New York 10022

Facsimile: (212) 319-4090

Attention: Thomas E. Kruger, Esq.

If to the Company, to:

America First Apartment Investors, Inc.

1004 Farnam Street, Suite 100

Omaha, Nebraska 68102

Facsimile: (914) 285-1829

Attention: John H. Cassidy

Facsimile: (402) 557-6399

Attention: Paul L. Beldin

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Facsimile: (212) 878-8375

Attention: John A. Healy

and to:

Kutak Rock LLP

1650 Farnam Street

Omaha, Nebraska 68102

Facsimile: (402) 346-1148

Attention: Steven P. Amen, Esq.

All such notices and other communications shall be deemed received (i) in the case of personal delivery, upon actual receipt by the addressee, (ii) in the case of overnight delivery, on the first business day following delivery to the overnight delivery service, (iii) in the case of mail, on the date of delivery indicated on the return receipt and (iv) in the case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice has been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above; however, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

SECTION 9.5. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

SECTION 9.6. Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except as set forth in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement other than as contemplated by Sections 6.8.

SECTION 9.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any law or public policy, all other terms and provisions of this Agreement nevertheless shall remain in full force and effect.

SECTION 9.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties except any that Parent may assign this Agreement to any direct or indirect wholly-owned subsidiary of Parent; provided, however, that no such assignment shall relieve Parent of its obligations hereunder if the assignee does not perform its obligations. Any assignment in violation of the preceding sentence shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.9. Interpretation; Certain Definitions. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (b) the words “include,” “includes,” “including” or other similar terms are deemed to be followed by the words “without limitation” and are intended by the parties to be by way of example rather than limitation, (c) reference to any Article or Section means such Article or Section of this Agreement, (d) all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein, (e) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, (f) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a business day, such action shall be taken on the next business day following such day, (g) the use of “or” is not intended to be exclusive unless expressly indicated otherwise, (h) “ordinary course of business” (or similar terms) shall be deemed followed by “consistent with past practice,” (i) “assets” shall include “rights,” including rights under contracts and (j) “reasonable efforts” or similar terms shall not require the waiver of any rights under this Agreement. As used in this Agreement, “business day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are permitted or required by law or executive order to be closed for the conduct of regular banking business, and except where the context otherwise requires, “person” means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity and a government or any department, agency or subdivision thereof, including the permitted successors and assigns of such person. No provision of this Agreement shall be interpreted or construed against any party solely because that party or its legal representative drafted the provision.

SECTION 9.10. Jurisdiction. Each of the Company, Parent and Subsidiary hereby irrevocably and unconditionally consents and agrees to submit to the exclusive jurisdiction of the courts of the State of Maryland and of the United States of America located in the State of Maryland (the “Maryland Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Maryland Courts and agrees not to plead or claim in any Maryland Court that such litigation brought therein has been brought in an inconvenient forum; provided, however, that nothing in this Section 9.10 is intended to waive the right of any party to remove any such action or proceeding commenced in any such state court to an appropriate federal court that is a Maryland Court to the extent the basis for such removal exists under applicable law.

SECTION 9.11. Enforcement. The parties agree that irreparable damage would occur in the event that (i) any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms and (ii) that the provisions of the last sentence of Section 6.5(a) were not performed by Parent or Subsidiary in accordance with its specific terms. It is accordingly agreed that Parent and Subsidiary shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which Parent and Subsidiary are entitled at law or in equity. The Company shall only be entitled to seek specific performance to prevent any breach by Parent or Subsidiary of the last sentence of Section 6.5(a).

SECTION 9.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SECTION 9.13. Entire Agreement. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement. No representations, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Subsidiary and the Company have caused this Agreement to be signed by their respective officers as of the date first written above.

SENTINEL OMAHA LLC
By: Sentoma LLC, its Manager
By:	/s/ Michael Streicker

Name: Michael Streicker Title: Vice President

SENTINEL WHITE PLAINS LLC
By: Sentoma LLC, its Manager
By:	/s/ Michael Streicker

Name: Michael Streicker Title: Vice President

AMERICA FIRST APARTMENT INVESTORS, INC.

By: /s/ John H. Cassidy

Name: John H. Cassidy Title: President